                                  SCHEDULE 13G
CUSIP No.29015110                                             Page 1 of 18 pages
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              eLoyalty Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29015110
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 21, 2000
                        --------------------------------
             (Date of Event which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 2 of 18 pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON TCV III (GP) See Item 2 for identification of General Partner
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
 NUMBER OF                                                         13,609(A)
  SHARES        ----------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
 OWNED BY                                                               0(A)
   EACH         ----------------------------------------------------------------
 REPORTING      7  SOLE DISPOSITIVE POWER
  PERSON                                                           13,609(A)
   WITH         ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                                                                        0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   13,609(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            0.0%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 3 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TCV III, L.P.
   See Item 2 for identification of General Partner
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                        64,645(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                              0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                          64,645(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                        0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   64,645(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            0.1%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 4 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TCV III (Q), L.P.
   See Item 2 for identification of General Partner
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                        1,718,214(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                                 0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                          1,718,214(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,718,214(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.4%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 5 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TCV III Strategic Partners, L.P.
   See Item 2 for identification of General Partner
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                        77,797(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                              0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                          77,797(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                        0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   77,797(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            0.2%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 6 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C.
   See Item 2 for a list of Managing Members
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                         1,874,265(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                                  0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                           1,874,265(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,874,265(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [ ]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.8%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   OO
--------------------------------------------------------------------------------

(A) Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 7 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TCV IV, L.P.
   See Item 2 for identification of General Partner
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                         3,213,907(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                                  0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                           3,213,907(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    3,213,907(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            6.4%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 8 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TCV IV Strategic Partners, L.P.
   See Item 2 for identification of General Partner
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                           121,068(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                                  0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                             121,068(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      121,068(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            0.2%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 9 of 18 pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TECHNOLOGY CROSSOVER MANAGEMENT IV, L.L.C.
   See Item 2 for a list of Managing Members
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                        3,334,975(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                                 0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                          3,334,975(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   3,334,975(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            6.7%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   OO
--------------------------------------------------------------------------------

(A) Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 10 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  Jay C. Hoag
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   U.S. Citizen
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                                 0
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                        5,209,240(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                         5,209,240(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  5,209,240(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           10.5%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   IN
--------------------------------------------------------------------------------

(A) Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 11 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  Richard H. Kimball
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   U.S. Citizen
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                                0
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                       5,209,240(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                        5,209,240(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                           0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 5,209,240(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           10.5%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   IN
--------------------------------------------------------------------------------

(A) Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 12 of 18 pages
-------------------------------------------------------------------------------

Item 1.

        (a)     NAME OF ISSUER: eLoyalty Corporation (the "Company")

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 150 Field Drive, Suite 350 Lake Forest, IL 60045.

Item 2.

        Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

I.

        (a) TCV III (GP), a Delaware general partnership. The Managing General Partner of TCV III (GP)is Technology Crossover Management III, L.L.C., a Delaware limited liability company ("TCM III"). The sole Managing Members of TCM III are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball").

        (b)     528 Ramona Street, Palo Alto, CA 94301

        (c)     Delaware

        (d)     Common Stock

        (e)     29015110

II.

        (a) TCV III, L.P., a Delaware limited partnership. The General Partner of TCV III, L.P. is TCM III.

        (b)     528 Ramona Street, Palo Alto, CA 94301

        (c)     Delaware

        (d)     Common Stock

        (e)     29015110

III.

        (a) TCV III (Q), L.P., a Delaware limited partnership. The General Partner of TCV III (Q), L.P. is TCM III.

        (b)     528 Ramona Street, Palo Alto, CA 94301

        (c)     Delaware

        (d)     Common Stock

        (e)     29015110

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                         Page 13 of 18 pages
-------------------------------------------------------------------------------

IV.

        (a) TCV III Strategic Partners, L.P., a Delaware limited partnership. The General Partner of TCV III Strategic Partners, L.P. is TCM III.

        (b)     528 Ramona Street, Palo Alto, CA 94301

        (c)     Delaware

        (d)     Common Stock

        (e)     29015110


V.

        (a) TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C., a Delaware limited liability company.

        (b)     528 Ramona Street, Palo Alto, CA 94301

        (c)     Delaware

        (d)     Common Stock

        (e)     29015110

VI.

        (a) TCV IV, L.P., a Delaware limited partnership. The General Partner of TCV IV, L.P. is Technology Crossover Management IV, L.L.C., a Delaware limited liability company ("TCM IV"). The sole Managing Members of TCM IV are Hoag and Kimball.

        (b)     528 Ramona Street, Palo Alto, CA 94301

        (c)     Delaware

        (d)     Common Stock

        (e)     29015110

VII.

        (a) TCV IV Strategic Partners, L.P., a Delaware limited Partnership. The General Partner of TCV IV Strategic Partners, L.P. is TCM IV.

        (b)     528 Ramona Street, Palo Alto, CA 94301

        (c)     Delaware

        (d)     Common Stock

        (e)     29015110

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 14 of 18 pages
-------------------------------------------------------------------------------

VIII.

        (a) TECHNOLOGY CROSSOVER MANAGEMENT IV, L.L.C., a Delaware limited liability company.

        (b)     528 Ramona Street, Palo Alto, CA 94301

        (c)     Delaware

        (d)     Common Stock

        (e)     29015110

IX.

        (a)     Jay C. Hoag

        (b)     528 Ramona Street, Palo Alto, CA 94301

        (c)     U.S. citizen

        (d)     Common Stock

        (e)     29015110

X.

        (a)     Richard H. Kimball

        (b)     528 Ramona Street, Palo Alto, CA 94301

        (c)     U.S. citizen

        (d)     Common Stock

        (e)     29015110


        Item 3.

        Not Applicable


        Item 4.

        (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 15 of 18 pages
-------------------------------------------------------------------------------


                                      Common Stock
                                      ------------
                                      Beneficially                     Voting      Dispositive
       Filing Person                     Owned        % of Class(1)     Power         Power
       -------------                  ------------    -------------    ------      -----------
TCV III (GP)(2)                           13,609           0.0%          sole          sole

TCV III, L.P.(2)                          64,645           0.1%          sole          sole

TCV III (Q), L.P.(2)                   1,718,214           3.4%          sole          sole

TCV III Strategic Partners,
L.P.(2)                                   77,797           0.2%          sole          sole

TECHNOLOGY CROSSOVER MANAGEMENT
III, L.L.C                             1,874,265           3.8%          sole          sole

TCV IV, L.P.(3)                        3,213,907           6.4%          sole          sole

TCV IV Strategic Partners, L.P.(3)       121,068           0.2%          sole          sole

TECHNOLOGY CROSSOVER MANAGEMENT
IV, L.L.C.                             3,334,975           6.7%          sole          sole


Hoag(4)                                5,209,240          10.5%         shared         sole

Kimball(4)                             5,209,240          10.5%         shared         sole


----------------------------

        (1) All percentages in this table are based on the 49,837,435 shares of Common Stock of the Company outstanding, as reported in the Company's most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000.

        (2) Each noted entity (together, the "TCV III Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM III, as Managing General Partner of TCV III
                (GP) and the sole General Partner TCV III, L.P., TCV III (Q), L.P. and TCV III Strategic Partners, L.P. and may also be deemed to have sole voting and investment power with respect to such securities. TCM III disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

        (3) Each noted entity (together, the "TCV IV Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM IV, as sole General Partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. and may also be deemed to have sole voting and investment power with respect to such securities. TCM IV disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

        (4) Under the operating agreement of TCM III and TCM IV, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 16 of 18 pages
-------------------------------------------------------------------------------

                Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV III Funds and the TCV IV Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

                Except as set forth in this Item 4(a) - (c), each of the Filing Persons disclaims beneficial ownership of any Common Stock owned beneficially or of record by any other Filing Person.


Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not Applicable.


Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable.

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

Item 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable.

Item 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        MATERIAL TO BE FILED AS EXHIBITS.

        The following exhibit was filed as Exhibit 8 to the Schedule 13D/A relating to the Common Stock of Expedia Inc. filed by the undersigned with the Securities and Exchange Commission on August 31, 2000 and is hereby incorporated herein by reference:

        Exhibit A - Statement Appointing Designated Filer and Authorized Signatories dated February 22, 2000.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 17 of 18 pages
-------------------------------------------------------------------------------

        The following exhibit was filed as Exhibit F to the Schedule 13G relating to the Common Stock of eLoyalty Corporation filed by the undersigned with the Securities and Exchange Commission on June 5, 2000 and is hereby incorporated herein by reference:

        Exhibit B - Statement Appointing Designated Filer and Authorized Signatories dated June 1, 2000.

        Exhibit C -- Joint Filing Agreement dated December 4, 2000.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 18 of 18 pages
-------------------------------------------------------------------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated December 5, 2000

TCV III (GP),
a Delaware General Partnership

By: /s/ Carla S. Newell
    --------------------------------------
    Carla S. Newell, Authorized Signatory


TCV III, L.P.,
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    --------------------------------------
    Carla S. Newell, Authorized Signatory


TCV III (Q), L.P.,
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    --------------------------------------
    Carla S. Newell, Authorized Signatory


TCV III STRATEGIC PARTNERS, L.P.,
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    --------------------------------------
    Carla S. Newell, Authorized Signatory


TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C., a Delaware Limited Liability Company

By: /s/ Carla S. Newell
    --------------------------------------
    Carla S. Newell, Authorized Signatory


TCV IV, L.P.,
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    --------------------------------------
    Carla S. Newell, Authorized Signatory

TCV IV Strategic Partners, L.P.,
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    --------------------------------------
    Carla S. Newell, Authorized Signatory


TECHNOLOGY CROSSOVER MANAGEMENT IV, L.L.C., a Delaware Limited Liability Company

By: /s/ Carla S. Newell
    --------------------------------------
    Carla S. Newell, Authorized Signatory


Jay C. Hoag

By: /s/ Carla S. Newell
    --------------------------------------
    Carla S. Newell, Authorized Signatory


Richard H. Kimball

By: /s/ Carla S. Newell
    --------------------------------------
    Carla S. Newell, Authorized Signatory

                                                                       EXHIBIT C

                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of eLoyalty Corporation, a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 4th day of December, 2000.

                                       TCV III(GP)

                                       By: /s/ Carla S. Newell
                                       ---------------------------------
                                       Name: Carla S. Newell
                                       Its: Authorized Signatory

                                       TCV III, L.P.

                                       By: /s/ Carla S. Newell
                                       ---------------------------------
                                       Name: Carla S. Newell
                                       Its: Authorized Signatory

                                       TCV III (Q), L.P.

                                       By: /s/ Carla S. Newell
                                       ---------------------------------
                                       Name: Carla S. Newell
                                       Its: Authorized Signatory

                                       TCV III STRATEGIC PARTNERS, L.P.

                                       By: /s/ Carla S. Newell
                                       ---------------------------------
                                       Name: Carla S. Newell
                                       Its: Authorized Signatory

                                       TECHNOLOGY CROSSOVER MANAGEMENT III,
                                       L.L.C.

                                       By: /s/ Carla S. Newell
                                       ---------------------------------
                                       Name: Carla S. Newell
                                       Its: Authorized Signatory

                                       TCV IV, L.P.

                                       By: /s/ Carla S. Newell
                                       ---------------------------------
                                       Name: Carla S. Newell
                                       Its: Authorized Signatory

                                       TCV IV STRATEGIC PARTNERS, L.P.

                                       By: /s/ Carla S. Newell
                                       ---------------------------------
                                       Name: Carla S. Newell
                                       Its: Authorized Signatory

                                       TECHNOLOGY CROSSOVER MANAGEMENT IV,
                                       L.L.C.

                                       By: /s/ Carla S. Newell
                                       ---------------------------------
                                       Name: Carla S. Newell
                                       Its: Authorized Signatory

                                       JAY C. HOAG

                                       /s/ Carla S. Newell
                                       -----------------------------------------
                                       By: Carla S. Newell, Authorized Signatory

                                       RICHARD H. KIMBALL

                                       /s/ Carla S. Newell
                                       -----------------------------------------
                                       By: Carla S. Newell, Authorized Signatory